Exhibit 10.6

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

MANUFACTURING COOPERATION AGREEMENT

between

NIO Co., Ltd. (上海蔚来汽车有限公司)

and

Anhui Jianghuai Automobile Co., Ltd. (安徽江淮汽车股份有限公司)

Dated: May 23, 2016

Manufacturing Cooperation Agreement

This Cooperation Agreement (this “Agreement”), dated as of May 23, 2016, is made by and between:

NIO Co., Ltd. (上海蔚来汽车有限公司)

Address:	Building No. 20, Lane 56 Antuo Road, Anting Town, Jiading District, Shanghai
Telephone:	0086-21-69082000
Facsimile:	0086-21-69082000

hereinafter referred to as “NIO”, and

Anhui Jianghuai Automobile Co., Ltd. (安徽江淮汽车股份有限公司)

Address:	No. 176 Dongliu Road, Hefei City, Anhui Province
Telephone:	0086-551-62296999
Facsimile:	0086-551-62296999

hereinafter referred to as “JAC”.

(NIO and JAC may be referred to individually as a “Party”, and collectively as the “Parties”.)

Recitals

A.

NIO is a newly established company committed to the technology research and development, sale and provision of after-sale services of or for new energy vehicles. JAC is a well-rounded vehicle manufacturer engaged in the research and development, manufacturing, sale and provision of services of or for commercial vehicles, passenger vehicles and powertrains.

B.	The Parties intend to enter into full cooperation in relation to the manufacturing of new energy vehicles.

NOW THEREFORE, on the basis of faithful cooperation and mutual confidence, the Parties have reached the following agreement through friendly negotiation:

1.	Cooperation Project

1.1

The Parties agree to cooperate with each other to carry out manufacturing of new energy vehicles. To the extent of the plant production capacity specified herein, NIO will license JAC to use its trademarks and related technologies for the purpose of manufacturing the agreed model of new energy vehicles (with the specific specifications, parameters and option requirements to be provided by NIO) (the “Cooperation Model”), and JAC will complete the construction of the new energy vehicle manufacturing plant (the “Plant”) for the purpose of manufacturing the Cooperation Model (the “Cooperation” or the “Cooperation Project”).

1.2

The Parties agree that, based on the requirements under NIO’s product, technique and quality standards, JAC will invest in a brand-new, high-quality new energy vehicle manufacturing plant with world-class technique (including manufacturing technique for all-aluminum bodies) and a planned production capacity of 100,000 vehicles (two shifts). The Plant shall be suitable for the positioning of the high-end new energy vehicle products of NIO.

1.3

Further, the Parties agree that JAC will be solely responsible for the fund raising and construction mode involved in the construction of the Plant, and JAC shall use its best efforts to procure compliance with the construction schedule set forth in Article 3.

1.4

The Parties agree that NIO shall pay manufacturing and processing fee (excluding value-added tax, exercise tax, main materials of paint (finishing coat, clear coat, floating coat, base coat, electrophoretic materials, pretreatment materials and curing agent), all parts and components and auxiliary materials constituting the vehicle (except for the auxiliary materials involved in the manufacturing process), special adhesives for bodies, rivet and outsourcing costs of outsourced parts) to JAC at the rate of ****** per vehicle on a monthly basis for a period of three years.

1.5

The start of production (the “SOP Date”) under the Cooperation Project shall occur no later than six months after the equipment installation and commissioning has passed inspection. Considering that the JAC Plant may suffer loss due to low sales volume for the first three years from the SOP Date, NIO agrees to fully compensate the loss suffered by the Plant each year (each 12 consecutive months from the SOP Date). The amount of compensation shall be determined based on the loss of the Plant (excluding value-added tax and exercise tax) as audited by the accounting firm engaged by JAC to audit its annual report, and the result of such audit shall be subject to the joint confirmation of the Parties. If the amount of compensation determined by a Party is materially different from the audit result (a difference of more than RMB5 million from the audited amount of compensation of a year shall be considered as a material difference), or such audit firm makes any major mistake or violates laws and regulations of the PRC in such audit, either Party to this Agreement shall have the right to request the engagement of a third-party audit firm jointly recognized by the Parties to conduct the audit.

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ******. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

****** JAC shall verify the operating profit/loss based on the status of manufacturing on a quarterly basis, and promptly provide such information to NIO. The above plan shall be valid for 36 months from the SOP Date, and the calculation standard applicable after such 36-month period will be separately negotiated by the Parties based on actual operations.

1.6

The Parties agree that they will explore the possibility of other platform-based or capital-based cooperation on the basis of the Cooperation Project and try new initiatives in terms of the business type in this industry.

1.7

The Parties agree that, subject to the satisfaction of the requirements on product quality and production capacity proposed by NIO and jointly confirmed by the Parties, based on a planned production capacity of 100,000 vehicles of the new energy vehicle manufacturing plant, NIO shall undertake to prefer the Plant in its introduction of subsequent vehicle models to guarantee the normal operation of the Plant.

2.	Investment in Cooperation Project

2.1

Investment Amount. The Parties agree that the investment budget for the Cooperation Project shall be calculated based on the production capacity, quality and technique level of the Cooperation Model as jointly confirmed by the Parties.

2.2

Allocation of Investment Responsibilities. The Parties agree that, unless otherwise specified herein, NIO will be responsible for investments in stamping dies and checking fixtures of the Plant and the subsequent upgrade and maintenance costs, and JAC will be responsible for the overall investment in the Plant (other than the stamping dies and checking fixtures) as requested by NIO, including investments in plant construction, production line, and logistics, storage and other facilities and equipment. Investments that are not expressly covered by such allocation of responsibilities will be separately negotiated and determined by the Parties.

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ******. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.	Milestones of Cooperation Project

After the execution of the framework cooperation agreement, NIO will input the technical information of products in a timely manner in accordance with the cooperation agreement as required by the progress of works, so that JAC may carry out planning and procurement activities for the Plant. JAC will endeavor to achieve the SOP by ******. The specific schedule of the project shall be subject to the final plan negotiated and confirmed by the Parties.

For the purpose of achieving the SOP by joint efforts as soon as possible, in the implementation of the project, NIO will improve the maturity of products, and JAC will fully cooperate with NIO in on-site commissioning. If NIO fails to input the necessary technical information of products in a timely manner based on the milestones confirmed by the Parties, or the construction schedule fails to be met for any reason attributable to NIO, such milestones shall be postponed accordingly.

4.	Manufacturing under Cooperation Project

The Parties agree that all of the Plant of the Cooperation Project will be located in Hefei Economic & Technological Development Area, and the scale of the Plant will ensure a production capacity of 100,000 vehicles (two shifts), allowing future expansion of production capacity.

5.	Distribution and After-sale Repair of Cooperation Model

The Parties agree that, JAC shall authorize NIO to act as the exclusive master distributor for the cooperation products under the Cooperation Project, and NIO shall have the right to select distributors, carry out marketing and sales activities, provide after-sale services, conduct relevant training sessions, provide relevant consulting services and engage in other activities relating to its role as master distributor and the act of distribution, and JAC will enter into an exclusive master distributor agreement with NIO. JAC shall not interfere with such rights of NIO, unless required by NIO; provided that NIO shall guarantee that the goodwill and other legitimate rights and interest of JAC will not be impaired in its exercise of such rights. In the event of any breach on the part of NIO, JAC shall have the right to take actions to protect its legitimate rights and interest, and NIO shall indemnify JAC against the losses suffered by JAC due to its breach.

6.	Obligations of the Parties

6.1	NIO shall perform the following obligations under the Cooperation Project:

6.1.1	it shall perform the obligations under this Agreement and the Cooperation Project in compliance with applicable laws and regulations;

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ******. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.1.2

it shall provide necessary technical information to support JAC in its completion of production preparation in accordance with the project schedule and its manufacturing of the Cooperation Model in compliance with the quality and technique requirements proposed by NIO and jointly confirmed by the Parties;

6.1.3

it shall be responsible for product preparation, regulation test and preparation of specific materials in the application for inclusion in announced catalog as well as related expenses, so as to meet the needs of JAC in its application for inclusion in announced catalog;

6.1.4

it shall complete equipment design, supplier selection, procurement, installation and commissioning falling within the scope of investment responsibilities of NIO based on the allocation of investment responsibilities set forth in Article 2.2 hereof;

6.1.5

it shall supply parts, components and materials to JAC that are necessary for manufacturing of the Cooperation Model, in order to support JAC in its manufacturing of the Cooperation Model in accordance with the agreed business plan;

6.1.6

it shall be responsible for investments in additions and modifications (limited to those that cannot be reused by JAC) involved in trial manufacturing, while the operating expenses incurred in trial manufacturing and the costs of vehicle products or scrapped vehicles incurred for the products and commissioning of production line before the SOP shall be settled based on the actual situation (prior agreement of the Parties on such expenses shall be required), and NIO will pay the specific expenses upon joint confirmation thereof within one month of the SOP;

6.1.7	it shall be responsible for the operation, management and staffing of the transit warehouse;

6.1.8	other obligations under this Agreement.

6.2	JAC shall perform the following obligations under the Cooperation Project:

6.2.1

it shall ensure the production safety of the Plant and the passing of environmental protection, fire safety, labor protection and other inspections by competent authorities, and warrant that it will comply with laws and regulations of the PRC in the implementation of cooperation;

6.2.2	it will complete the approval formalities for the vehicle manufacturing project under the Cooperation Project, and the application for inclusion of the Cooperation Model in the announced catalog;

6.2.3

based on NIO’s requirements on product technology and production capacity, it will be responsible for designing and constructing a plant meeting NIO’s product and production capacity requirements (including four major processes, i.e., stamping, welding, painting and assembly), and bear the relevant construction costs until the delivery of the Plant;

6.2.4

it will assist NIO with the start of production of the Cooperation Model and the trial manufacturing of prototype vehicles, and provide relevant facilities, equipment and staff required for the trial manufacturing of prototype vehicles, so as to ensure the successful achievement of the SOP of Cooperation Model;

6.2.5

it shall be responsible for the batch production of Cooperation Model in compliance with the quality and technique requirements proposed by NIO and jointly confirmed by the Parties to the extent permitted by the laws and regulations of the PRC;

6.2.6

with respect to the tooling and equipment falling within the scope of investment responsibilities of JAC based on the allocation of investment responsibilities set forth in Article 2.2 hereof, it will establish technique and equipment specifications and requirements based on the product quality requirements confirmed by the Parties, select suppliers, and carry out procurement, installation and commissioning;

6.2.7	other obligations under this Agreement.

7.	Other Matters

7.1

The Parties will further discuss and reach written agreement as soon as possible on other matters relating to the Cooperation Project described in this Agreement, including, without limitation, announced catalog, qualifications and permits, product announcement, trademark license, technology license, manufacturing quality and control, procurement and logistics of parts and components, manufacturing costs, equipment dies, authorized distribution, quality disputes, delivery and settlement and allocation of functions and duties between the Parties. The Parties agree to initiate discussions and agreement execution with respect to such matters immediately after the execution of this Agreement. The SOP of the Plant shall be conditional upon the execution of such relevant agreements. If not all agreements on such matters are executed when the Plant has met the SOP conditions, the SOP Date of the Plant will be postponed accordingly until all agreements have been executed, and JAC will not bear any liability for such postponement.

7.2	The Parties agree to take actions to complete the following matters immediately after the execution of this Agreement to ensure the timely achievement of the SOP of the Cooperation Model:

7.2.1	within the first week after the execution of the framework agreement, JAC will commence the establishment of a working group and confirm the team structure and list of team members;

7.2.2	JAC will forthwith commence the planning and construction work;

7.2.3	upon the request of NIO, JAC may send a team to participate in the research and development of the Cooperation Model and provide relevant support as requested by NIO;

7.2.4

NIO will send personnel to the project working group of JAC. The working group shall adopt efficient and simple work processes to achieve the project milestones jointly confirmed by the Parties. The procurement process shall follow the procurement management measures of JAC, and the overall technical plan for the body welding line shall be jointly decided by the Parties, for which purpose NIO will participate in the final bid determination and negotiation. Other work processes shall be established by the Parties through negotiation.

8.	Confidential and Proprietary Information

8.1

Each Party understands that the Cooperation Project contemplated by the Parties under this Agreement involves access to and creation of confidential information, proprietary information, trade secrets, and materials of the other Party and its affiliates and/or customers (collectively, the “Confidential and Proprietary Information”). The Confidential and Proprietary Information includes, without limitation, (1) information with respect to the other Party and its employees, partners, members, agents, affiliates or customers (including their identity); (2) information with respect to the contemplated or fulfilled business opportunities of the other Party and its affiliates or customers, including, in each case, identity of the parties, terms involved and other relevant information; (3) information, idea or material of a technical or creative nature, such as R&D achievements, design and technical parameters, computer data and object code, patent applications, and other materials or ideas with respect to the products, services, processes, technologies or other intellectual property of the other Party or any of its affiliates or customers; (4) information, idea or material of a commercial nature of the other Party; and (5) the existence of this Agreement and its terms and conditions.

8.2

Each Party understands that the Confidential and Proprietary Information is of great value to the other Party and its affiliates, licensors, suppliers, investors, partners, members, agents, vendors or customers. Therefore, each Party agrees: (1) to keep all Confidential and Proprietary Information in confidence for the benefit of the other Party; (2) not to reproduce or use (or allow its members, subcontractors or agents to reproduce or use) any Confidential and Proprietary Information unless required for the purpose of performing this Agreement; and (3) not to disclose or otherwise make available to any third party any Confidential and Proprietary Information without the prior written authorization of the other Party, except for disclosure of the existence of this Agreement and its terms and conditions required by applicable laws.

8.3

Neither Party may disclose to any third party or announce or release in any way the content or existence of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except for disclosure or announcement required by the laws and regulations of the PRC or competent authorities in charge of the industry.

9.	Intellectual Property

9.1

JAC shall not, and shall not authorize any third party to: (i) create derivative works of, copy, alter or in any way modify the know-hows or patents (collectively, the “Intellectual Property”) of NIO without its prior written consent; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of NIO; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of NIO; or (iv) electronically distribute, timeshare or market the Intellectual Property of NIO by interactive cable or by remote processing services.

9.2

NIO shall not, and shall not authorize any third party to: (i) copy, alter or in any way modify the Intellectual Property of JAC without its prior written consent; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of JAC; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of JAC; or (iv) electronically distribute, timeshare or market the Intellectual Property of JAC by interactive cable or by remote processing services.

9.3

The Parties agree that NIO will license JAC to use its technologies and trademarks relating to the Cooperation Model on a royalty-free basis solely for the purpose of the Cooperation Project, and the Parties will separately enter into the license agreements. Further, all rights to the Intellectual Property shall be retained by the Party owning the Intellectual Property, unless a license is expressly granted under this Agreement.

9.4

NIO warrants that the technologies licensed to JAC are either owned by it or duly authorized and licensed to it, and will not infringe upon the legitimate rights and interest of any third party. If a third party claims that the use by JAC of the technologies licensed by NIO to it has infringed upon its rights, NIO shall be solely responsible for dealing with such claim and bear all consequences arising therefrom. If JAC suffers any losses due to such claim, NIO shall indemnify JAC against such losses.

10.	Liability for Breach

The Parties agree that the liability for breach under the Cooperation Project will be separately agreed upon by the Parties in the cooperation agreement and other relevant agreements.

11.	Term and Termination

11.1

This Agreement shall take effect as of the date when it is executed and sealed by both Parties, and shall remain valid for five years after the effective date unless earlier terminated by the Parties pursuant to the terms hereof. If neither Party notifies the other Party in writing of its decision not to renew this Agreement three months before the expiration of the term (or renewed term) of this Agreement, this Agreement shall be automatically renewed for one-year periods upon the expiration of its term (or renewed term) without any further action on the part of the Parties.

11.2	Upon the occurrence of any of the following events to a Party, the other Party may terminate this Agreement by a written notice to such Party with immediate effect:

11.2.1

such Party fails to perform or comply with any of the obligations, terms and conditions hereunder, and such breach is not cured within 30 days after it has received a written cure notice from the other Party;

11.2.2

such Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or becomes unable to pay its debts as they become due or is dissolved in accordance with applicable laws; or

11.2.3	any change in shareholding structure of such Party has materially affected its performance of this Agreement, in which case, the other Party may unilaterally terminate this Agreement.

11.3

The expiration or termination of this Agreement for whatever reason shall not release either Party hereto from the rights and obligations that have accrued prior to the date of such expiration or termination.

11.4	Upon the expiration or early termination of this Agreement, each Party shall return the property of the other Party to it upon the receipt of its instructions.

12.	Force Majeure

12.1

If the performance of this Agreement by either Party hereto is delayed or prevented by an Event of Force Majeure (as defined below), the Party affected by such Event of Force Majeure shall be excused from any liability hereunder. For the purposes of this Agreement, an “Event of Force Majeure” shall mean any event that is unforeseeable, beyond the affected Party’s control, and cannot be prevented with reasonable care, which includes but is not limited to the acts of governments, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, epidemic or any other unforeseeable, unavoidable and insurmountable events. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control.

12.2

The Party affected by an Event of Force Majeure who claims to be excused from its obligation under this Agreement or any provision hereof shall notify the other Party of the occurrence of such Event of Force Majeure within five (5) days from the date of occurrence, and shall take all necessary actions and measures to minimize and mitigate the losses and damages and resume its performance of this Agreement as soon as practicable.

13.	General Provisions

13.1

Governing Law and Arbitration. This Agreement shall be governed by the PRC laws in all respects. Any dispute arising out of the interpretation or performance of this Agreement shall be resolved by the Parties first through friendly negotiation. If such dispute cannot be resolved within thirty (30) days from the date of commencement of negotiation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect. The arbitration proceedings shall be conducted in the Chinese language. The arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint one (1) arbitrator, and the third arbitrator shall be appointed by the Chairman of CIETAC. The arbitration award shall be final and binding upon both Parties. The losing Party shall bear and pay all arbitration costs. During the period when a dispute is being resolved, the Parties shall continue to perform their respective obligations under this Agreement except for the matters in dispute.

13.2

Severability. If any term or provision of this Agreement is determined or held to be invalid, illegal or unenforceable by any law or public policy, the enforceability and validity of other terms of this Agreement shall not be affected so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3	Assignment. Without the prior written consent of the other Party, neither Party may assign any of its rights or obligations hereunder to any entity.

13.4	Amendment. This Agreement may not be amended, modified or supplemented orally, and may be amended, modified or supplemented only by a written instrument executed by both Parties.

13.5

Languages and Counterparts. This Agreement shall be written in the Chinese language in two identical counterparts. Each Party shall hold one counterpart, and each counterpart shall be deemed an original, which taken together shall constitute one and the same fully signed agreement. In the event of any conflict between an appendix hereto and the main body of this Agreement, such appendix shall prevail.

[Remainder Intentionally Left Blank]

Appendix 1 Estimation of Vehicle Production, Investment and Costs

1.	Estimation of Vehicle Production

According to NIO’s estimation, the annual production forecast for the licensed product in the life cycle from 2018 to 2021 is as follows:

2018	2019	2020	2021
50,000	100,000	100,000	100,000

Upon the launch of NIO’s licensed product in the market, its production will gradually grow. For the purpose of controlling the production risk, investment risk and cost risk to the greatest extent possible, the Parties agree to conduct a production forecast each year for the next year, in order to assist JAC with the production scheduling of the Plant for the next year.

2.

According to the preliminary determination of the Parties, the investment budget for the construction of a plant meeting their requirements is approximately RMB2 billion. The Parties agree to adjust such investment amount based on the specific product scheme, production planning, product parameters and cooperation details in the implementation of cooperation. The investment scheme will be prepared based on the principle of one-time planning for phased implementation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

NIO Co., Ltd. (上海蔚来汽车有限公司) (seal)		Anhui Jianghuai Automobile Co., Ltd. (安徽江淮汽车股份有限公司) (seal)

/s/ authorized signatory		/s/ authorized signatory

Legal Representative / Authorized Representative:		Legal Representative / Authorized Representative:

Date:	May 23, 2016	Date:	May 23, 2016